Exhibit 99.1

Biomet, Inc. Receives Notice From NASDAQ Due To

Late Filing of Form 10-Q

    WARSAW, Ind.—(BUSINESS WIRE)—Jan. 12, 2007—Biomet, Inc. (NASDAQ:BMET) today announced that it received a Staff Determination letter from The Nasdaq Stock Market on January 11, 2007 indicating that the Company is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures due to the Company’s inability to file its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 by the prescribed due date. On January 9, 2007, the Company filed a Form 12b-25 with the Securities and Exchange Commission stating that the Company does not anticipate filing its Form 10-Q for the second quarter of fiscal 2007 on or before the fifth calendar day following the prescribed due date.

    As a result of its filing delinquency, the Company’s securities are subject to delisting from The Nasdaq Global Select Market at the opening of business on January 22, 2007 unless the Company appeals the Staff Determination. The Company intends to appeal the Staff Determination and request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. Until a decision is made by the Panel, the Company’s common stock will remain listed on The Nasdaq Global Select Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

    Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

    For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

    CONTACT:

Biomet, Inc.

Greg W. Sasso, 574-372-1528

Senior Vice President,

Corporate Development and Communications

or

Barbara Goslee, 574-372-1514

Director, Corporate Communications